AGREEMENT made as of the 17th day of February, 1998, by and between THE RATTLESNAKE HOLDING COMPANY, INC. ("Rattlesnake" or the "Company"), a Delaware corporation, with having offices c/or Rattlesnake Holding Company, 435 S. 82nd Street, New York, New York 10028 and WILLIAM J. OPPER ("Opper"), an individual residing at 123 Sharp Hill Road, Wilton, Connecticut 06897.

                              W I T N E S S E T H:

     WHEREAS, Opper was heretofore employed, pursuant to an Executive Employment Agreement dated December 1, 1994, (the "Employment Agreement") as the Chief Executive Officer of the Company, which employment, upon the mutual agreement of the parties, has since been terminated; and

     WHEREAS, Opper, subsequent to the termination of his employment agreement, continued to serve on the Board of Directors of the Company; and

     WHEREAS, Opper desires to resign from the Board of Directors of the Company and Rattlesnake desires to accept such resignation, and settle any and all obligations owing by the Company to Opper on the terms set forth below.

     NOW, THEREFORE, in consideration of the agreements and covenants herein set froth, the parties hereby agree as follows:

     1. Subject to the terms and conditions set forth below, Opper hereby agrees to resign from the Company's Board of Directors effective as of the date first set forth above by executing and delivering the resignation set forth as Exhibit I hereto.

     2. In settlement of any and all reimbursement for expenses due to Opper, Rattlesnake agrees to pay to Opper or on Opper's behalf, as the case may be, the following amounts on the terms set forth below.

     (a) A cash payment on the execution hereof equal to two (2) weeks of Opper's base salary under the Employment Agreement in full satisfaction of any amounts owing to Opper for accrued and unused vacation;

     (b) An amount equal to the cost for a period of six (6) months subsequent to the execution hereof of medical, dental, disability and life insurance currently provided to Opper to be paid directly to the insurer on behalf of Opper by Rattlesnake in payment of Opper's COBRA payments for such period. The Company represents and warrants that since the termination of Opper's employment, the Company has made all such COBRA payments on Opper's behalf on a timely basis.

     3. All of Opper's employee stock options shall be cancelled and simultaneously therewith, the Company shall issue to Opper 150,000 non-qualified employee stock options to purchase 150,000 shares of the Company's common stock at an exercise price of seventeen ((cent).17) cents per share. All such options shall be fully vested upon issuance and shall have a term of three (3) years from the date hereof, and be exercisable in whole or in part at any time and from time to time, and shall have piggyback registration rights with respect to all registration statements filed by the Company subsequent to the execution hereof.

     4. Rattlesnake will indemnify and hold Opper harmless from any and all claims, liabilities, expenses or responsibilities arising out of the actions commenced by Allen Peck and Washington ___ Preservation III, Inc., including costs of collection and reasonable attorneys' fees; provided, however, that Opper shall not engage independent counsel unless the Company consents to same or the representation of Opper in the matter for which Opper intends to engage counsel would constitute a conflict of interest if Opper was represented by counsel engaged in the Company.

     5. Rattlesnake shall cause to have Opper continue to be covered under the Company's directors and officers' liability insurance and shall further have Opper insured under what it commonly knows as a "tail" insurance for any claims against Opper while Opper was an officer or a director of Rattlesnake or any subsidiary of Rattlesnake.

     6. This Agreement is the entire agreement and supercedes any previous agreement, understandings or representations between Opper and Rattlesnake with respect to the subject matter hereof. This Agreement may not be modified in any respect except by a written agreement signed by both parties.

     7. The provisions of this Agreement shall be binding upon the parties and their respective agents, employees, directors, officers, shareholders, heirs, executors, administrators, legal representatives, successors and assigns.

     8. In the event this Agreement, or any portion thereof, is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be effected or impaired thereby.

     9. This Agreement shall not be transferred or assigned without the written consent of both parties.

     10. All notices and other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party to the other or by personal delivery thereof. Any such notice or communication which is mailed or faxed shall be deemed to have been given as of the date received or delivery was attempted, as evidenced as of the date received with respect to a letter or the official notation of time and date of delivery of a facsimile.



         If to Opper:

         123 Sharp Hill Road
         Wilton, CT 06897

         with a copy simultaneously by like means to:

         Zukerman Gore & Brandeis, LLP
         300 Third Avenue
         New York, NY 10022
         Attention:        Clifford A. Brandeis, Esq.

         If to Rattlesnake:

         Rattlesnake Holding Company, Inc.
         439 East 82nd Street
         New York, New York 10028

         with a copy simultaneously by like means to:

         Robinson Brog Leinwand Greene
         Genovese & Gluck, P.C.
         1345 Avenue of the Americas
         New York, NY 10105
         Attn:    S. Asher Graffney

     11. Notwithstanding anything set forth hereunder to the contrary, Articles V and VI of the Employment Agreement shall be deemed to remain in full force and effect, and Opper shall be deemed to have voluntarily resigned for purposes of such Article VI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                     THE RATTLESNAKE HOLDING COMPANY, INC.



                                     By:/s/ Louis R. Malikow
                                        -----------------------
                                        Co-Chief Executive Officer

                                        /s/William J. Opper
                                        -----------------------
                                        WILLIAM J. OPPER